EXHIBIT 99.1

Hanmi Reports 2025 Third Quarter Results

LOS ANGELES, Oct. 21, 2025 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the third quarter of 2025.

Net income for the third quarter of 2025 was $22.1 million, or $0.73 per diluted share, compared with $15.1 million, or $0.50 per diluted share, for the second quarter of 2025. The return on average assets for the third quarter of 2025 was 1.12% and the return on average equity was 10.69%, compared with a return on average assets of 0.79% and a return on average equity of 7.48% for the second quarter of 2025.

CEO Commentary

“Hanmi delivered outstanding third quarter results, which highlights the strength of our enduring franchise,” said Bonnie Lee, President and Chief Executive Officer. “Our net interest margin expanded by 15 basis points to 3.22% and preprovision net revenue increased 16.4% quarter-over-quarter driven by robust growth in net interest income and well-managed expenses. As a result, we generated a return on average equity of 10.69%.”

“Loan growth was healthy, supported by loan production of $571 million, up 73% from the prior quarter with a strong contribution coming from commercial loans. Our ongoing investments in our commercial lending teams, the USKC initiative and expansion into new markets, helped drive production for this key asset class. These investments also contributed to a 2.4% annualized increase in deposits, with noninterest-bearing demand deposits holding steady at approximately 31% of total deposits.”

“Importantly, our excellent credit quality improved further with reductions in criticized loans and nonperforming assets. This progress reflects our comprehensive and proactive asset management practices, as well as our conservative credit underwriting culture.”

“As we look ahead, we’re energized by the momentum and strength across all aspects of our business. We remain focused on executing our strategies, deepening client relationships, and optimizing our balance sheet to deliver durable, long-term value for our shareholders,” concluded Lee.

Third Quarter 2025 Highlights:

  Third quarter net income increased 45.9% to $22.1 million, or $0.73 per diluted share from the second quarter; a $3.9 million increase in net interest income and a $5.5 million decrease in credit loss expense led to the increase in net income.
  Loans receivable were $6.53 billion at September 30, 2025, up 3.5% from the end of the second quarter; loan production for the third quarter accelerated to $570.8 million, with a weighted average interest rate of 6.91%.
  Deposits were $6.77 billion at September 30, 2025, up 0.6% from the end of the second quarter; noninterest-bearing demand deposits were 30.8% of total deposits at the end of the third quarter and the ratio of average loans to average deposits for the third quarter was 94.6%.
  Preprovision net revenue1 increased $4.7 million or 16.4% from the previous quarter, reflecting a 6.9% increase in net interest income, a 15 basis point increase in the net interest margin, a 22.4% increase in noninterest income and well-managed noninterest expenses with the efficiency ratio declining to 52.65%.
  Credit loss expense for the third quarter was $2.1 million, a decrease of $5.5 million from the second quarter; the allowance for credit losses increased $3.0 million to $69.8 million, or 1.07% of loans; there were net loan recoveries for the third quarter of $0.5 million which included a $2.0 million recovery on a previously charged-off loan.
  Nonperforming assets were $21.4 million at September 30, 2025, or 0.27% of loans, down 17.7% from the previous quarter; criticized loans also declined 2.6% to $45.4 million, or 0.69% of total loans.
  Hanmi's capital position stayed strong with the ratio of tangible common equity to tangible assets2 at 9.80%; during the third quarter, the company repurchased 199,698 common shares at a weighted average price of $23.45.

For more information about Hanmi, please see the Q3 2025 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	Sep 30	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24

Net income	$22,061	$15,117	$17,672	$17,695	$14,892	$6,944	$7,169
Net income per diluted common share	$0.73	$0.50	$0.58	$0.58	$0.49	$0.23	$0.24

Assets	$7,856,731	$7,862,363	$7,729,035	$7,677,925	$7,712,299	$(5,632)	$144,432
Loans receivable	$6,528,259	$6,305,957	$6,282,189	$6,251,377	$6,257,744	$222,302	$270,515
Deposits	$6,766,639	$6,729,122	$6,619,475	$6,435,776	$6,403,221	$37,517	$363,418

Return on average assets	1.12%	0.79%	0.94%	0.93%	0.79%	0.33	0.33
Return on average stockholders' equity	10.69%	7.48%	8.92%	8.89%	7.55%	3.21	3.14

Net interest margin	3.22%	3.07%	3.02%	2.91%	2.74%	0.15	0.48
Efficiency ratio (1)	52.65%	55.74%	55.69%	56.79%	59.98%	-3.09	-7.33

Tangible common equity to tangible assets (2)	9.80%	9.58%	9.59%	9.41%	9.42%	0.22	0.38
Tangible common equity per common share (2)	$25.64	$24.91	$24.49	$23.88	$24.03	0.73	1.61

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income for the third quarter was $61.1 million, up 6.9% from $57.1 million for the second quarter of 2025. The net interest margin (taxable-equivalent) increased 15 basis points to 3.22%; the average yield on loans increased 10 basis points to 6.03% while the average cost of interest-bearing deposits declined eight basis points to 3.56%; net interest margin and the average loan yield benefited by three and four basis points, respectively, from a $0.6 million recovery of a previously charged-off loan.

Average interest-earning assets increased $78.3 million, or 1.0% and the average yield increased by ten basis points, primarily due to the increased production of commercial loans. Average loans receivable increased $46.7 million, or 0.7%. Third quarter loan prepayment fees were $0.3 million, compared with $0.2 million for the second quarter. Average interest-bearing liabilities increased $46.4 million, or 1.0%, while the average rate paid declined eight basis points due to the lower interest rate environment. Average interest-bearing deposits increased 1.7% while the average rate paid declined by eight basis points to 3.56%. Average borrowings decreased $32.4 million, or 53.8%, while the average rate paid increased five basis points.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
Net Interest Income	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24

Interest and fees on loans receivable(1)	$95,691	$92,589	$90,887	$91,545	$92,182	3.4%	3.8%
Interest on securities	6,592	6,261	6,169	5,866	5,523	5.3%	19.4%
Dividends on FHLB stock	357	354	360	360	356	0.8%	0.3%
Interest on deposits in other banks	2,586	2,129	1,841	2,342	2,356	21.5%	9.8%
Total interest and dividend income	$105,226	$101,333	$99,257	$100,113	$100,417	3.8%	4.8%

Interest on deposits	42,244	41,924	40,559	43,406	47,153	0.8%	-10.4%
Interest on borrowings	324	684	2,024	1,634	1,561	-52.6%	-79.2%
Interest on subordinated debentures	1,579	1,586	1,582	1,624	1,652	-0.4%	-4.4%
Total interest expense	44,147	44,194	44,165	46,664	50,366	-0.1%	-12.3%
Net interest income	$61,079	$57,139	$55,092	$53,449	$50,051	6.9%	22.0%

(1) Includes loans held for sale.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
Average Earning Assets and Interest-bearing Liabilities	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Loans receivable (1)	$6,304,435	$6,257,741	$6,189,531	$6,103,264	$6,112,324	0.7%	3.1%
Securities	985,888	993,975	1,001,499	998,313	986,041	-0.8%	0.0%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	239,993	200,266	176,028	204,408	183,027	19.8%	31.1%
Average interest-earning assets	$7,546,701	$7,468,367	$7,383,443	$7,322,370	$7,297,777	1.0%	3.4%

Demand: interest-bearing	$86,839	$81,308	$79,369	$79,784	$83,647	6.8%	3.8%
Money market and savings	2,122,967	2,109,221	2,037,224	1,934,540	1,885,799	0.7%	12.6%
Time deposits	2,494,285	2,434,659	2,345,346	2,346,363	2,427,737	2.4%	2.7%
Average interest-bearing deposits	4,704,091	4,625,188	4,461,939	4,360,687	4,397,183	1.7%	7.0%
Borrowings	27,772	60,134	179,444	141,604	143,479	-53.8%	-80.6%
Subordinated debentures	130,766	130,880	130,718	130,567	130,403	-0.1%	0.3%
Average interest-bearing liabilities	$4,862,629	$4,816,202	$4,772,101	$4,632,858	$4,671,065	1.0%	4.1%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$1,960,331	$1,934,985	$1,895,953	$1,967,789	$1,908,833	1.3%	2.7%

(1) Includes loans held for sale.

	For the Three Months Ended					Yield/Rate Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
Average Yields and Rates	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Loans receivable(1)	6.03%	5.93%	5.95%	5.97%	6.00%	0.10	0.03
Securities (2)	2.70%	2.55%	2.49%	2.38%	2.27%	0.15	0.43
FHLB stock	8.65%	8.65%	8.92%	8.75%	8.65%	0.00	0.00
Interest-bearing deposits in other banks	4.27%	4.26%	4.24%	4.56%	5.12%	0.01	-0.85
Interest-earning assets	5.54%	5.44%	5.45%	5.45%	5.48%	0.10	0.06

Interest-bearing deposits	3.56%	3.64%	3.69%	3.96%	4.27%	-0.08	-0.71
Borrowings	4.63%	4.58%	4.57%	4.59%	4.33%	0.05	0.30
Subordinated debentures	4.83%	4.84%	4.84%	4.97%	5.07%	-0.01	-0.24
Interest-bearing liabilities	3.60%	3.68%	3.75%	4.01%	4.29%	-0.08	-0.69

Net interest margin (taxable equivalent basis)	3.22%	3.07%	3.02%	2.91%	2.74%	0.15	0.48

Cost of deposits	2.51%	2.56%	2.59%	2.73%	2.97%	-0.05	-0.46

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Credit loss expense for the third quarter was $2.1 million, compared with $7.6 million for the second quarter of 2025. The decrease in credit loss expense reflected the decrease in net charge-offs, partially offset by an increase in qualitative estimated loss rates. Third quarter credit loss expense included a $2.5 million credit loss expense for loan losses and a $0.4 million credit loss recovery for off-balance sheet items. Second quarter credit loss expense included a $7.5 million credit loss expense for loan losses and a $0.1 million credit loss expense for off-balance sheet items.

Noninterest income was $9.9 million for the third quarter, up $1.8 million, or 22.4% from the second quarter. The increase was primarily due to a $1.2 million gain on sale of residential mortgage loans, a $0.5 million increase in bank-owned life insurance income from death benefit claims and a $0.2 million increase in servicing income, partially offset by a $0.3 million decrease from the gain on sale of SBA loans. The volume of residential mortgage loan sales during the third quarter was $67.8 million with a premium of 2.43%. There were no residential mortgage loan sales during the second quarter. Gain on sale of SBA loans was $1.9 million for the third quarter of 2025, compared with $2.2 million for the second quarter of 2025. The volume of SBA loans sold for the third quarter decreased to $32.6 million from $35.4 million for the second quarter of 2025, while trade premiums were 6.95% for the third quarter of 2025 compared with 7.61% for the second quarter.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
Noninterest Income	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Service charges on deposit accounts	$2,160	$2,169	$2,217	$2,192	$2,311	-0.4%	-6.5%
Trade finance and other service charges and fees	1,551	1,461	1,396	1,364	1,254	6.2%	23.7%
Servicing income	924	754	732	668	817	22.5%	13.1%
Bank-owned life insurance income	1,259	708	309	316	320	77.8%	293.4%
All other operating income	973	819	897	1,037	1,008	18.8%	-3.5%
Service charges, fees & other	6,867	5,911	5,551	5,577	5,710	16.2%	20.3%

Gain on sale of SBA loans	1,857	2,160	2,000	1,443	1,544	-14.0%	20.3%
Gain on sale of mortgage loans	1,156	-	175	337	324	100.0%	256.8%
Gain on sale of bank premises	-	-	-	-	860	0.0%	-100.0%
Total noninterest income	$9,880	$8,071	$7,726	$7,357	$8,438	22.4%	17.1%

Noninterest expense for the third quarter increased $1.1 million to $37.4 million from $36.3 million for the second quarter of 2025. Third quarter noninterest expense was up 2.8% from the second quarter primarily due to a $0.6 million gain on sale of an other-real-estate-owned property during the second quarter. Additionally, professional fees increased $0.3 million, and occupancy and equipment increased $0.2 million. The efficiency ratio for the third quarter was 52.65%, compared with 55.74% for the second quarter of 2025.

	For the Three Months Ended (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Noninterest Expense
Salaries and employee benefits	$22,163	$22,069	$20,972	$20,498	$20,851	0.4%	6.3%
Occupancy and equipment	4,507	4,344	4,450	4,503	4,499	3.8%	0.2%
Data processing	3,860	3,727	3,787	3,800	3,839	3.6%	0.5%
Professional fees	1,978	1,725	1,468	1,821	1,492	14.7%	32.6%
Supplies and communication	423	515	517	551	538	-17.9%	-21.4%
Advertising and promotion	712	798	585	821	631	-10.8%	12.8%
All other operating expenses	3,665	3,567	3,175	3,847	2,875	2.7%	27.5%
Subtotal	37,308	36,745	34,954	35,841	34,725	1.5%	7.4%

Other real estate owned expense (income)	17	(461)	41	(1,588)	77	-103.7%	77.9%
Repossessed personal property expense (income)	32	63	(11)	281	278	-49.2%	-88.5%
Total noninterest expense	$37,357	$36,347	$34,984	$34,534	$35,080	2.8%	6.5%

Hanmi recorded a provision for income taxes of $9.4 million for the third quarter of 2025, compared with $6.1 million for the second quarter of 2025, representing an effective tax rate of 29.9% and 28.8%, respectively. For the nine months ended September 30, 2025 and 2024, the provision for income taxes was $23.0 million and $18.8 million, representing an effective tax rate of 29.5% and 29.7%, respectively.

Financial Position
Total assets at September 30, 2025 were $7.86 billion, unchanged from $7.86 billion at June 30, 2025. Nonetheless, changes in assets included a $164.4 million decrease in cash, a $43.1 million decrease in loans held for sale, a $219.3 million increase in loans, net of allowance for credit losses, and a $13.4 million decrease in securities available for sale.

Loans held-for-sale were $6.5 million at September 30, 2025, down from $49.6 million at June 30, 2025. At the end of the third quarter, loans held-for-sale consisted solely of the guaranteed portion of SBA 7(a) loans. At the end of the second quarter, loans held-for-sale included $41.9 million of residential mortgage loans as well as $7.7 million of the guaranteed portion of SBA 7(a) loans.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Loan Portfolio
Commercial real estate loans	$4,015,291	$3,948,922	$3,975,651	$3,949,622	$3,932,088	1.7%	2.1%
Residential/consumer loans	1,043,577	993,869	979,536	951,302	939,285	5.0%	11.1%
Commercial and industrial loans	1,052,522	917,995	854,406	863,431	879,092	14.7%	19.7%
Equipment finance	416,869	445,171	472,596	487,022	507,279	-6.4%	-17.8%
Loans receivable	6,528,259	6,305,957	6,282,189	6,251,377	6,257,744	3.5%	4.3%
Loans held for sale	6,512	49,611	11,831	8,579	54,336	-86.9%	-88.0%
Total	$6,534,771	$6,355,568	$6,294,020	$6,259,956	$6,312,080	2.8%	3.5%

	As of
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2025	2025	2025	2024	2024
Composition of Loan Portfolio
Commercial real estate loans	61.4%	62.2%	63.1%	63.1%	62.3%
Residential/consumer loans	16.0%	15.6%	15.6%	15.2%	14.9%
Commercial and industrial loans	16.1%	14.4%	13.6%	13.8%	13.9%
Equipment finance	6.4%	7.0%	7.5%	7.8%	8.0%
Loans receivable	99.9%	99.2%	99.8%	99.9%	99.1%
Loans held for sale	0.1%	0.8%	0.2%	0.1%	0.9%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

New loan production was $570.8 million for the third quarter of 2025 with a weighted average rate of 6.91%, while payoffs were $143.0 million during the quarter at an average interest rate of 7.16%.

Commercial and industrial loan production for the third quarter of 2025 was $211.5 million. Commercial real estate loan production was $176.8 million. Residential mortgage loan production was $103.2 million. SBA loan production was $44.9 million, and equipment finance production was $34.3 million.

	For the Three Months Ended (in thousands)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2025	2025	2025	2024	2024
New Loan Production
Commercial real estate loans	$176,826	$111,993	$146,606	$146,716	$110,246
Residential/consumer loans	103,247	83,761	55,000	40,225	40,758
Commercial and industrial loans	211,454	53,444	42,344	60,159	105,086
SBA loans	44,931	46,829	55,242	49,740	51,616
Equipment finance	34,315	33,567	46,749	42,168	40,066
Subtotal	570,773	329,594	345,941	339,008	347,772

Payoffs	(142,963)	(119,139)	(125,102)	(137,933)	(77,603)
Amortization	(60,939)	(151,357)	(90,743)	(60,583)	(151,674)
Loan sales	(100,452)	(35,388)	(42,193)	(67,852)	(43,868)
Net line utilization	(39,497)	12,435	(53,901)	(75,651)	9,426
Charge-offs & OREO	(4,620)	(12,377)	(3,190)	(3,356)	(2,668)

Loans receivable-beginning balance	6,305,957	6,282,189	6,251,377	6,257,744	6,176,359
Loans receivable-ending balance	$6,528,259	$6,305,957	$6,282,189	$6,251,377	$6,257,744

Deposits were $6.77 billion at the end of the third quarter of 2025, up $37.5 million, or 0.6%, from $6.73 billion at the end of the prior quarter. Driving the change was a $57.9 million increase in time deposits and a $1.2 million increase in money market and savings deposits, partially offset by demand deposit decreases of $22.0 million. Noninterest-bearing demand deposits represented 30.8% of total deposits at September 30, 2025 and the ratio of average loans to average deposits for the third quarter was 94.6%.

	As of (in thousands)					Percentage Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Deposit Portfolio
Demand: noninterest-bearing	$2,087,132	$2,105,369	$2,066,659	$2,096,634	$2,051,790	-0.9%	1.7%
Demand: interest-bearing	86,834	90,172	80,790	80,323	79,287	-3.7%	9.5%
Money market and savings	2,094,028	2,092,847	2,073,943	1,933,535	1,898,834	0.1%	10.3%
Time deposits	2,498,645	2,440,734	2,398,083	2,325,284	2,373,310	2.4%	5.3%
Total deposits	$6,766,639	$6,729,122	$6,619,475	$6,435,776	$6,403,221	0.6%	5.7%

	As of
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2025	2025	2025	2024	2024
Composition of Deposit Portfolio
Demand: noninterest-bearing	30.8%	31.3%	31.2%	32.6%	32.0%
Demand: interest-bearing	1.3%	1.3%	1.2%	1.2%	1.2%
Money market and savings	31.0%	31.1%	31.3%	30.0%	29.7%
Time deposits	36.9%	36.3%	36.3%	36.2%	37.1%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Stockholders’ equity at September 30, 2025 was $779.6 million, up $16.8 million from $762.8 million at June 30, 2025. The increase included net income, net of dividends paid, of $14.0 million for the third quarter. In addition, the increase in stockholders' equity included a $6.4 million decrease in unrealized after-tax losses on securities available for sale due to changes in interest rates during the third quarter of 2025. Hanmi also repurchased 199,698 shares of common stock at an average share price of $23.45 with an aggregate cost of $4.7 million, during the quarter. At September 30, 2025, 910,802 shares remain under Hanmi’s share repurchase program. Tangible common stockholders’ equity was $768.5 million, or 9.80% of tangible assets at September 30, 2025 compared with $751.8 million, or 9.58% of tangible assets at the end of the prior quarter. Please refer to the Non-GAAP Financial Measures section below for more information.

Hanmi and the Bank exceeded minimum regulatory capital requirements, and the Bank continues to exceed the minimum for the “well capitalized” category. At September 30, 2025, Hanmi’s preliminary common equity tier 1 capital ratio was 12.00% and its total risk-based capital ratio was 15.05%, compared with 12.12% and 15.20%, respectively, at the end of the prior quarter.

	As of					Ratio Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.05%	15.20%	15.28%	15.24%	15.03%	-0.15	0.02
Tier 1 risk-based capital	12.33%	12.46%	12.46%	12.46%	12.29%	-0.13	0.04
Common equity tier 1 capital	12.00%	12.12%	12.12%	12.11%	11.95%	-0.12	0.05
Tier 1 leverage capital ratio	10.64%	10.63%	10.67%	10.63%	10.56%	0.01	0.08
Hanmi Bank
Total risk-based capital	14.28%	14.39%	14.47%	14.43%	14.27%	-0.11	0.01
Tier 1 risk-based capital	13.20%	13.32%	13.34%	13.36%	13.23%	-0.12	-0.03
Common equity tier 1 capital	13.20%	13.32%	13.34%	13.36%	13.23%	-0.12	-0.03
Tier 1 leverage capital ratio	11.46%	11.43%	11.49%	11.47%	11.43%	0.03	0.03

(1) Preliminary ratios for September 30, 2025

Asset Quality
Loans 30 to 89 days past due and still accruing were 0.18% of loans at the end of the third quarter of 2025, compared with 0.17% at the end of the prior quarter.

Criticized loans totaled $45.4 million at September 30, 2025, down from $46.6 million at the end of the prior quarter. The $1.2 million decrease resulted from a $5.3 million decrease in classified loans, offset by a $4.1 million increase in special mention loans. The $4.1 million increase in special mention loans included downgrades of $4.3 million partially offset by amortization/paydown of $0.2 million. The $5.3 million decrease in classified loans included a $2.0 million transfer to other-real-estate-owned, $2.4 million of equipment financing charge-offs, $1.2 million of amortization/paydowns, $3.8 million of loan upgrades and, $2.8 million of payoffs, offset by $7.1 million in additions. Additions included newly classified equipment financing agreements of $3.1 million and loan downgrades of $4.0 million.

Nonperforming loans were $19.4 million at September 30, 2025, down from $26.0 million at the end of the prior quarter. The $6.6 million decrease primarily reflected loan upgrades of $3.8 million, equipment financing agreement charge-offs of $2.4 million, $2.0 million transferred to other-real-estate-owned, $1.1 million in paydowns, and pay-offs of $0.7 million. Additions included $0.5 million of loans and $3.1 million of equipment financing agreements.

Nonperforming assets were $21.4 million at September 30, 2025, down from $26.0 million at the end of the prior quarter, which reflected the decrease in nonperforming loans, offset by a $2.0 million increase in other-real-estate-owned due to the addition of two hospitality industry commercial real estate loans. As a percentage of total assets, nonperforming assets were 0.27% at September 30, 2025, and 0.33% at the end of the prior quarter.

Gross charge-offs for the third quarter of 2025 were $2.6 million, compared with $12.4 million for the preceding quarter. The decrease in gross charge-offs was primarily due to a $8.6 million charge-off on a commercial real estate loan designated as nonaccrual during the second quarter of 2025. Charge-offs during the third quarter included $2.4 million of equipment financing agreements. Recoveries of previously charged-off loans were $3.1 million in the third quarter of 2025, which included a $2.0 million recovery on a previously charged-off loan in the healthcare industry and $0.8 million of recoveries on equipment financing agreements. As a result, there were $0.5 million of net recoveries for the third quarter of 2025, compared to net charge-offs of $11.4 million for the prior quarter.

The allowance for credit losses was $69.8 million at September 30, 2025, compared with $66.8 million at June 30, 2025. Collectively evaluated allowances increased $2.7 million and specific allowances for loans increased $0.3 million. The increase in the collectively evaluated allowance was due to an increase in qualitative loss factors. The ratio of the allowance for credit losses to loans was 1.07% at September 30, 2025 and 1.06% at the end of the prior quarter.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Q3-25	Q3-25
	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$11,560	$10,953	$17,312	$18,454	$15,027	$607	$(3,467)
Delinquent loans to total loans	0.18%	0.17%	0.28%	0.30%	0.24%	0.00	(0.06)

Criticized loans:
Special mention	$16,775	$12,700	$118,380	$139,613	$131,575	$4,075	$(114,800)
Classified	28,590	33,857	46,519	25,683	28,377	(5,267)	213
Total criticized loans(1)	$45,365	$46,557	$164,899	$165,296	$159,952	$(1,192)	$(114,587)

Criticized loans to total loans	0.69%	0.74%	2.62%	2.64%	2.56%	(0.05)	(1.87)

Nonperforming assets:
Nonaccrual loans	$19,369	$25,967	$35,458	$14,272	$15,248	$(6,598)	$4,121
Loans 90 days or more past due and still accruing	-	-	112	-	242	-	(242)
Nonperforming loans(2)	19,369	25,967	35,570	14,272	15,490	(6,598)	3,879
Other real estate owned, net	1,995	-	117	117	772	1,995	1,223
Nonperforming assets(3)	$21,364	$25,967	$35,687	$14,389	$16,262	$(4,603)	$5,102

Nonperforming assets to assets(2)	0.27%	0.33%	0.46%	0.19%	0.21%	-0.06	0.06
Nonperforming loans to total loans	0.30%	0.41%	0.57%	0.23%	0.25%	-0.11	0.05

(1) Includes nonaccrual loans of $19.4 million, $24.1 million, $34.4 million, $13.4 million, and $13.6 million as of Q3-25, Q2-25, Q1-25, Q4-24, and Q3-24, respectively.
(2) Excludes a $27.2 million nonperforming loan held-for-sale as of September 30, 2024.
(3) Excludes repossessed personal property of $0.4 million, $0.6 million, $0.7 million, $0.6 million, and $1.2 million as of Q3-25, Q2-25, Q1-25, Q4-24, and Q3-24, respectively.

	As of or for the Three Months Ended (in thousands)
	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Sep 30,
	2025	2025	2025	2024	2024
Allowance for credit losses related to loans:
Balance at beginning of period	$66,756	$70,597	$70,147	$69,163	$67,729
Credit loss expense (recovery) on loans	2,543	7,523	2,396	855	2,310
Net loan (charge-offs) recoveries	482	(11,364)	(1,946)	129	(876)
Balance at end of period	$69,781	$66,756	$70,597	$70,147	$69,163

Net loan charge-offs (recoveries) to average loans (1)	-0.03%	0.73%	0.13%	-0.01%	0.06%
Allowance for credit losses to loans	1.07%	1.06%	1.12%	1.12%	1.11%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,506	$2,399	$2,074	$1,984	$2,010
Credit loss expense (recovery) on off-balance sheet items	(399)	107	325	90	(26)
Balance at end of period	$2,107	$2,506	$2,399	$2,074	$1,984

Unused commitments to extend credit	$952,475	$915,847	$896,282	$782,587	$739,975

(1) Annualized

Corporate Developments
On July 24, 2025, Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2025 third quarter of $0.27 per share. Hanmi paid the dividend on August 20, 2025, to stockholders of record as of the close of business on August 5, 2025.

Earnings Conference Call
Hanmi Bank will host its third quarter 2025 earnings conference call today, October 21, 2025, at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the call, please dial 1-877-407-9039 before 2:00 p.m. PST, using access code Hanmi Bank. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at https://investors.hanmi.com/ where it will also be available for replay approximately one hour following the call.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 32 full-service branches, five loan production offices and three loan centers in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  general economic and business conditions internationally, nationally and in those areas in which we operate, including any potential recessionary conditions;
  volatility and deterioration in the credit and equity markets;
  changes in investor sentiment or consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  inflation and fluctuations in interest rates that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, the level of loan sales and the cost we pay to retain and attract deposits and secure other types of funding;
  our ability to enter new markets successfully and capitalize on growth opportunities;
  the current or anticipated impact of military conflict, terrorism or other geopolitical events;
  the effect of potential future supervisory action against us or Hanmi Bank and our ability to address any issues raised in our regulatory exams;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  the imposition of tariffs or other domestic or international governmental policies and retaliatory responses;
  the impact of the current federal government shutdown, including our ability to effect sales of small business administration loans;
  changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into;
  the adequacy of and changes in the economic assumptions and methodology for computing our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses; and
  cyber security and fraud risks against our information technology and those of our third-party providers and vendors.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2024, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Investor Relations
Financial Profiles, Inc.
lfortuna@finprofiles.com
310-622-8251

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30,	June 30,	Percentage	September 30,	Percentage
	2025	2025	Change	2024	Change
Assets
Cash and due from banks	$215,654	$380,050	-43.3%	$287,767	-25.1%
Securities available for sale, at fair value	904,721	918,094	-1.5%	908,921	-0.5%
Loans held for sale, at the lower of cost or fair value	6,512	49,611	-86.9%	54,336	-88.0%
Loans receivable, net of allowance for credit losses	6,458,478	6,239,201	3.5%	6,188,581	4.4%
Accrued interest receivable	23,986	23,749	1.0%	21,955	9.3%
Premises and equipment, net	20,340	20,607	-1.3%	21,371	-4.8%
Customers' liability on acceptances	342	214	59.8%	67	410.4%
Servicing assets	6,484	6,420	1.0%	6,683	-3.0%
Goodwill and other intangible assets, net	11,031	11,031	0.0%	11,031	0.0%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	56,382	56,985	-1.1%	56,851	-0.8%
Prepaid expenses and other assets	136,416	140,016	-2.6%	138,351	-1.4%
Total assets	$7,856,731	$7,862,363	-0.1%	$7,712,299	1.9%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$2,087,132	$2,105,369	-0.9%	$2,051,790	1.7%
Interest-bearing	4,679,507	4,623,753	1.2%	4,351,431	7.5%
Total deposits	6,766,639	6,729,122	0.6%	6,403,221	5.7%
Accrued interest payable	34,219	30,567	11.9%	52,613	-35.0%
Bank's liability on acceptances	342	214	59.8%	67	410.4%
Borrowings	62,500	127,500	-51.0%	300,000	-79.2%
Subordinated debentures	130,309	130,960	-0.5%	130,478	-0.1%
Accrued expenses and other liabilities	83,172	81,166	2.5%	89,211	-6.8%
Total liabilities	7,077,181	7,099,529	-0.3%	6,975,590	1.5%

Stockholders' equity:
Common stock	34	34	0.0%	34	0.0%
Additional paid-in capital	593,768	592,825	0.2%	589,567	0.7%
Accumulated other comprehensive (loss)	(47,959)	(54,511)	12.0%	(55,140)	13.0%
Retained earnings	381,183	367,251	3.8%	340,718	11.9%
Less treasury stock	(147,476)	(142,765)	-3.3%	(138,470)	-6.5%
Total stockholders' equity	779,550	762,834	2.2%	736,709	5.8%
Total liabilities and stockholders' equity	$7,856,731	$7,862,363	-0.1%	$7,712,299	1.9%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	September 30,	June 30,	Percentage	September 30,	Percentage
	2025	2025	Change	2024	Change
Interest and dividend income:
Interest and fees on loans receivable	$95,691	$92,589	3.4%	$92,182	3.8%
Interest on securities	6,592	6,261	5.3%	5,523	19.4%
Dividends on FHLB stock	357	354	0.8%	356	0.3%
Interest on deposits in other banks	2,586	2,129	21.5%	2,356	9.8%
Total interest and dividend income	105,226	101,333	3.8%	100,417	4.8%
Interest expense:
Interest on deposits	42,244	41,924	0.8%	47,153	-10.4%
Interest on borrowings	324	684	-52.6%	1,561	-79.2%
Interest on subordinated debentures	1,579	1,586	-0.4%	1,652	-4.4%
Total interest expense	44,147	44,194	-0.1%	50,366	-12.3%
Net interest income before credit loss expense	61,079	57,139	6.9%	50,051	22.0%
Credit loss expense	2,145	7,631	-71.9%	2,286	-6.2%
Net interest income after credit loss expense	58,934	49,508	19.0%	47,765	23.4%
Noninterest income:
Service charges on deposit accounts	2,160	2,169	-0.4%	2,311	-6.5%
Trade finance and other service charges and fees	1,551	1,461	6.2%	1,254	23.7%
Gain on sale of Small Business Administration ("SBA") loans	1,857	2,160	-14.0%	1,544	20.3%
Other operating income	4,312	2,281	89.0%	3,329	29.5%
Total noninterest income	9,880	8,071	22.4%	8,438	17.1%
Noninterest expense:
Salaries and employee benefits	22,163	22,069	0.4%	20,851	6.3%
Occupancy and equipment	4,507	4,344	3.8%	4,499	0.2%
Data processing	3,860	3,727	3.6%	3,839	0.5%
Professional fees	1,978	1,725	14.7%	1,492	32.6%
Supplies and communications	423	515	-17.9%	538	-21.4%
Advertising and promotion	712	798	-10.8%	631	12.8%
Other operating expenses	3,714	3,169	17.2%	3,230	15.0%
Total noninterest expense	37,357	36,347	2.8%	35,080	6.5%
Income before tax	31,457	21,232	48.2%	21,123	48.9%
Income tax expense	9,396	6,115	53.7%	6,231	50.8%
Net income	$22,061	$15,117	45.9%	$14,892	48.1%

Basic earnings per share:	$0.73	$0.50		$0.49
Diluted earnings per share:	$0.73	$0.50		$0.49

Weighted-average shares outstanding:
Basic	29,830,475	29,948,836		29,968,004
Diluted	29,880,865	30,054,456		30,033,679
Common shares outstanding	29,975,371	30,176,568		30,196,755

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Nine Months Ended
	September 30,	September 30,	Percentage
	2025	2024	Change
Interest and dividend income:
Interest and fees on loans receivable	$279,168	$274,608	1.7%
Interest on securities	19,022	15,717	21.0%
Dividends on FHLB stock	1,071	1,075	-0.4%
Interest on deposits in other banks	6,554	7,270	-9.8%
Total interest and dividend income	305,815	298,670	2.4%
Interest expense:
Interest on deposits	124,727	139,286	-10.5%
Interest on borrowings	3,032	5,112	-40.7%
Interest on subordinated debentures	4,746	4,948	-4.1%
Total interest expense	132,505	149,346	-11.3%
Net interest income before credit loss expense	173,310	149,324	16.1%
Credit loss expense	12,496	3,474	259.7%
Net interest income after credit loss expense	160,814	145,850	10.3%
Noninterest income:
Service charges on deposit accounts	6,546	7,189	-8.9%
Trade finance and other service charges and fees	4,409	3,945	11.8%
Gain on sale of Small Business Administration ("SBA") loans	6,018	4,669	28.9%
Other operating income	8,703	8,425	3.3%
Total noninterest income	25,676	24,228	6.0%
Noninterest expense:
Salaries and employee benefits	65,204	62,870	3.7%
Occupancy and equipment	13,301	13,643	-2.5%
Data processing	11,374	11,076	2.7%
Professional fees	5,171	5,134	0.7%
Supplies and communications	1,455	1,710	-14.9%
Advertising and promotion	2,094	2,207	-5.1%
Other operating expenses	10,090	10,160	-0.7%
Total noninterest expense	108,689	106,800	1.8%
Income before tax	77,801	63,278	23.0%
Income tax expense	22,951	18,772	22.3%
Net income	$54,850	$44,506	23.2%

Basic earnings per share:	$1.82	$1.47
Diluted earnings per share:	$1.82	$1.47

Weighted-average shares outstanding:
Basic	29,905,265	30,048,748
Diluted	29,955,366	30,117,269
Common shares outstanding	29,975,371	30,196,755

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$6,304,435	$95,691	6.03%	$6,257,741	$92,589	5.93%	$6,112,324	$92,182	6.00%
Securities (2)	985,888	6,592	2.70%	993,975	6,261	2.55%	986,041	5,523	2.27%
FHLB stock	16,385	358	8.65%	16,385	354	8.65%	16,385	356	8.65%
Interest-bearing deposits in other banks	239,993	2,585	4.27%	200,266	2,129	4.26%	183,027	2,356	5.12%
Total interest-earning assets	7,546,701	105,226	5.54%	7,468,367	101,333	5.44%	7,297,777	100,417	5.48%

Noninterest-earning assets:
Cash and due from banks	53,144			53,977			54,843
Allowance for credit losses	(67,851)			(70,222)			(67,906)
Other assets	252,039			250,241			251,421

Total assets	$7,784,033			$7,702,363			$7,536,135

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$86,839	$38	0.17%	$81,308	$29	0.15%	$83,647	$31	0.15%
Money market and savings	2,122,967	17,238	3.22%	2,109,221	17,342	3.30%	1,885,799	17,863	3.77%
Time deposits	2,494,285	24,968	3.97%	2,434,659	24,553	4.05%	2,427,737	29,259	4.79%
Total interest-bearing deposits	4,704,091	42,244	3.56%	4,625,188	41,924	3.64%	4,397,183	47,153	4.27%
Borrowings	27,772	324	4.63%	60,134	684	4.58%	143,479	1,561	4.33%
Subordinated debentures	130,766	1,579	4.83%	130,880	1,586	4.84%	130,403	1,652	5.07%
Total interest-bearing liabilities	4,862,629	44,147	3.60%	4,816,202	44,194	3.68%	4,671,065	50,366	4.29%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,960,331			1,934,985			1,908,833
Other liabilities	142,592			140,053			171,987
Stockholders' equity	818,481			811,123			784,250

Total liabilities and stockholders' equity	$7,784,033			$7,702,363			$7,536,135

Net interest income		$61,079			$57,139			$50,051

Cost of deposits			2.51%			2.56%			2.97%
Net interest spread (taxable equivalent basis)			1.94%			1.76%			1.19%
Net interest margin (taxable equivalent basis)			3.22%			3.07%			2.74%

(1) Includes average loans held for sale
(2) Income calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	September 30, 2025			September 30, 2024
		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$6,250,990	$279,168	5.97%	$6,113,214	$274,608	6.00%
Securities (2)	993,730	19,022	2.58%	978,439	15,717	2.17%
FHLB stock	16,385	1,071	8.74%	16,385	1,077	8.77%
Interest-bearing deposits in other banks	205,663	6,554	4.26%	188,290	7,268	5.16%
Total interest-earning assets	7,466,768	305,815	5.48%	7,296,328	298,670	5.47%

Noninterest-earning assets:
Cash and due from banks	53,596			56,217
Allowance for credit losses	(69,233)			(68,305)
Other assets	250,485			249,517

Total assets	$7,701,616			$7,533,757

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$82,533	$95	0.15%	$85,158	$92	0.14%
Money market and savings	2,090,118	51,016	3.26%	1,849,053	51,740	3.74%
Time deposits	2,425,309	73,616	4.06%	2,462,779	87,454	4.74%
Total interest-bearing deposits	4,597,960	124,727	3.63%	4,396,990	139,286	4.23%
Borrowings	88,561	3,032	4.58%	158,419	5,112	4.31%
Subordinated debentures	130,788	4,746	4.84%	130,244	4,948	5.06%
Total interest-bearing liabilities	4,817,309	132,505	3.68%	4,685,653	149,346	4.26%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,930,659			1,904,611
Other liabilities	142,425			166,372
Stockholders' equity	811,223			777,121

Total liabilities and stockholders' equity	$7,701,616			$7,533,757

Net interest income		$173,310			$149,324

Cost of deposits			2.55%			2.95%
Net interest spread (taxable equivalent basis)			1.80%			1.21%
Net interest margin (taxable equivalent basis)			3.11%			2.74%

(1) Includes average loans held for sale
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	September 30,	June 30,	March 31,	December 31,	September 30,
Hanmi Financial Corporation and Subsidiaries	2025	2025	2025	2024	2024
Assets	$7,856,731	$7,862,363	$7,729,035	$7,677,925	$7,712,299
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,031)	(11,031)
Tangible assets	$7,845,700	$7,851,332	$7,718,004	$7,666,894	$7,701,268

Stockholders' equity (1)	$779,550	$762,834	$751,485	$732,174	$736,709
Less goodwill and other intangible assets	(11,031)	(11,031)	(11,031)	(11,031)	(11,031)
Tangible stockholders' equity (1)	$768,519	$751,803	$740,454	$721,143	$725,678

Stockholders' equity to assets	9.92%	9.70%	9.72%	9.54%	9.55%
Tangible common equity to tangible assets (1)	9.80%	9.58%	9.59%	9.41%	9.42%

Common shares outstanding	29,975,371	30,176,568	30,233,514	30,195,999	30,196,755
Tangible common equity per common share	$25.64	$24.91	$24.49	$23.88	$24.03

(1) There were no preferred shares outstanding at the periods indicated.

Preprovision Net Revenue

Preprovision net revenue is supplemental financial information determined by a method other than in accordance with U.S. GAAP. This non-GAAP measure is used by management to measure Hanmi’s core operational performance, excluding the impact of provisions for loan losses. By isolating preprovision net revenue, management can better understand the Company’s profitability and make more informed strategic decisions. Preprovision net revenue is calculated adding income tax expense and credit loss expense to net income. Management believes this financial measure highlights the Company's net revenue activities and operational efficiency, excluding unpredictable credit loss expense.

The following table details the Company's preprovision net revenues, which are non-GAAP measures, for the periods indicated:

Preprovision Net Revenue (Unaudited)
(In thousands, except percentages)

						Percentage Change
	September 30,	June 30,	March 31,	December 31,	September 30,	Q3-25	Q3-25
Hanmi Financial Corporation and Subsidiaries	2025	2025	2025	2024	2024	vs. Q2-25	vs. Q3-24
Net income	$22,061	$15,117	$17,672	$17,695	$14,892
Add back:
Credit loss expense	2,145	7,631	2,721	945	2,286
Income tax expense	9,396	6,115	7,441	7,632	6,231
Preprovision net revenue	$33,602	$28,863	$27,834	$26,272	$23,409	16.4%	43.5%

1 See Preprovision Net Revenue provided at the end of this news release.
2 See Non-GAAP Financial Measures provided at the end of this news release.